As filed with the Securities and Exchange Commission on December 9, 2010

Registration No. 333-119775

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COGENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4305768
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

639 North Rosemead Blvd.

Pasadena, California 91107

(626) 325-9600

(Address of principal executive offices)

2000 Stock Option Plan

2004 Equity Incentive Plan

(Full title of the Plan(s))

Paul Kim

Chief Financial Officer

Cogent, Inc.

639 North Rosemead Blvd.

Pasadena, California 91107

(626) 325-9600

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Gregg M. Larson	Christopher E. Austin
Deputy General Counsel and Secretary	Cleary Gottlieb Steen & Hamilton LLP
3M Company	One Liberty Plaza
3M Center	New York, New York 10006
St. Paul, Minnesota 55133	(212) 225-2000
(651) 733-2204

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (Registration No. 333-119775) previously filed by Cogent Inc., a Delaware corporation (“Cogent”), with the Securities and Exchange Commission on October 15, 2004 (the “Registration Statement”), pertaining to the registration of shares of Cogent common stock, par value $0.001 per share (the “Shares”).

On August 29, 2010, 3M Company, a Delaware corporation (“3M”), Ventura Acquisition Corporation, a Delaware corporation (“Purchaser”), and Cogent entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for 3M to acquire Cogent by means of a tender offer by Purchaser for all of the outstanding Shares followed by the merger of Purchaser with and into Cogent (the “Merger”).

The tender offer was consummated on October 26, 2010, and as of such date Purchaser owned approximately 64.9 million Shares, representing approximately 73.3% of Cogent’s outstanding Shares. As contemplated by the terms of the Merger Agreement, at a special meeting of the stockholders of Cogent held on December 1, 2010 (the “Special Meeting”), Cogent stockholders approved a proposal to adopt the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Special Meeting.

Following adjournment of the Special Meeting, on December 1, 2010 the Merger became effective, thus completing 3M’s acquisition of Cogent.

Accordingly, Cogent has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Cogent in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Cogent hereby removes from registration all shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on December 9, 2010.

COGENT, INC.

By:	/S/ PAUL KIM
Paul Kim
Chief Financial Officer
(Principal Financial Officer)

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